UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2017

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 31, 2008, Nektar Therapeutics, a Delaware corporation (the “Company”), completed the sale and transfer of the Company’s pulmonary technology rights, certain pulmonary collaboration agreements and approximately 140 of the Company’s pulmonary personnel and operations to Novartis Pharma AG. In connection with this 2008 divestiture, the Company retained its rights under a 2007 agreement with Bayer Healthcare LLC (“Bayer”) for Amikacin Inhale for the aerosolized treatment of gram negative pneumonias.  Under the 2007 agreement, Bayer had sole responsibility for designing and conducting the Phase 3 clinical program for Amikacin Inhale and Nektar had responsibility for manufacturing and supplying pulmonary devices to Bayer through third party contract manufacturing organizations (“CMOs”).  On November 24, 2017, Bayer announced that the Phase 3 Amikacin Inhale clinical program did not meet its primary endpoint or key secondary endpoints.  Based on discussion with Bayer, the Company does not expect Bayer to move forward any further with the Amikacin Inhale program and the Company does not expect to have any future performance obligations under the 2007 agreement.  The Company estimates that it will incur approximately $3 to $4 million of wind-down costs associated with concluding the Company’s activities and commitments to the CMOs. As a result of ceasing this program, the Company will not incur approximately $25 to $30 million in commercial manufacturing scale-up and readiness costs over the next 12-18 months to meet the Company’s obligations under the 2007 agreement.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Mark A. Wilson
Mark A. Wilson
General Counsel and Secretary

Date:	November 24, 2017